EXHIBIT 10.4

LOAN AGREEMENT

Between

Heartland Grain Fuels, L.P.

And

Brown County, South Dakota

Dated as of October, 2007

Relating to $19,000,000 in aggregate principal amount of Brown County, South Dakota Subordinate Solid Waste Facilities Revenue Bonds (Heartland Grain Fuels, L.P. Ethanol Plant Project), Series 2007A.

i

ii

This is a LOAN AGREEMENT dated as of October 1, 2007 (herein referred to sometimes as this “Loan Agreement”) between Heartland Grain Fuels, L.P., a limited partnership organized and existing under the laws of the State of Delaware (the “Borrower”) and the Brown County, South Dakota (the “Issuer”), a public body corporate and politic and political subdivision created and existing under and by the constitution and the laws of the State of South Dakota.

PRELIMINARY STATEMENT

Reference is hereby made to the Bond Trust Indenture (the “Bond Indenture”) dated as of October 1, 2007 between the Issuer and Wells Fargo Bank, National Association, as bond trustee (the “Bond Trustee”), relating to the hereinafter described Series 2007A Bonds, as the same may be supplemented and amended from time to time for definitions of various terms used herein.

The Borrower desires to obtain a portion of the moneys which will be used, together with certain other funds, to (i) pay the cost of acquisition, construction and equipping of improvements and additions to the Facility (the “Project”), including reimbursement to the Borrower of certain moneys previously spent with respect to the Project, (ii) fund a debt service reserve, (iii) to find capitalized interest, and (iv) pay certain expenses incurred in connection with the issuance of the Series 2007A Bonds, all as permitted under the Act.

Pursuant to the Act, the Issuer is obtaining funds to provide for a loan to the Borrower through the issuance and sale of its Brown County, South Dakota Subordinate Solid Waste Facilities Revenue Bonds, (Heartland Grain Fuels, L.P. Ethanol Plant Project), Series 2007A, in the original aggregate principal amount of $19,000,000 (the “Series 2007A Bonds”), which will be issued under and secured by the Bond Indenture. Pursuant to the Bond Indenture, the Issuer will pledge and assign certain of its rights under this Loan Agreement as part of the security for the Series 2007A Bonds. The Series 2007A Bonds will be payable out of loan repayments made pursuant to this Loan Agreement.

In order to provide security for the repayment of the Series 2007A Bonds and the amounts payable under this Loan Agreement, the Borrower is concurrently with the delivery hereof delivering to the Bond Trustee, the Bond Collateral Documents.

In consideration of the premises, the respective representations and agreements contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and in order to secure the payment of the principal of, premium, if any, and interest payable on the Series 2007A Bonds, the payment of all amounts due hereunder and the performance of all the covenants of the Borrower contained herein, the Borrower and the Issuer hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

The terms used in this Loan Agreement, unless otherwise defined herein or unless the context requires otherwise, shall have the same meanings as set forth in the Bond Indenture. All accounting terms not otherwise defined in the Bond Indenture or herein shall have the meanings assigned to them in accordance with generally accepted accounting principles in effect from time to time.

All references in this instrument to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this instrument as originally executed. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Loan Agreement as a whole and not to any particular Article, Section or other subdivision unless the context indicates otherwise.

ARTICLE II
REPRESENTATIONS

Section 2.1     Representations by Issuer. The Issuer represents and warrants that:

(a)        the Issuer (i) is a public body corporate and politic and political subdivision validly created and existing under the constitution and the laws of the State of South Dakota, is authorized to enter into the transactions contemplated by the Bond Indenture, this Loan Agreement, and the Tax Exemption Agreement and to carry out its obligations hereunder and thereunder, (ii) has been duly authorized to execute and deliver this Loan Agreement, the Bond Indenture and the Tax Exemption Agreement, and (iii) agrees that it will do or cause to be done, to the extent within its control, all things necessary to preserve and keep in full force and effect its existence;

(b)        (i) the issuance and sale of the Series 2007A Bonds, (ii) the lending of the proceeds of the Series 2007A Bonds to the Borrower to provide a portion of the moneys required to (A) pay the costs of the Project, (B) fund a debt service reserve, (C) pay interest on the Series 2007A Bonds during construction of the Project and (D) pay certain expenses incurred in connection with the issuance of the Series 2007A Bonds, all as permitted under the Act, (iii) the execution and delivery of this Loan Agreement, the Bond Indenture and the Tax Exemption Agreement, and (iv) the performance of all covenants and agreements of the Issuer contained in this Loan Agreement, the Bond Indenture and the Tax Exemption Agreement and of all other acts and things required under the Constitution and laws of the State to make this Loan Agreement a valid and binding obligation enforceable against the Issuer in accordance with its terms, are authorized by the Act and have been duly authorized by proceedings of the Issuer adopted at meetings thereof duly called and held; and

(c)        in order to provide funds to lend to the Borrower for the purposes described above, the Issuer has authorized its Series 2007A Bonds in the aggregate principal amount of $19,000,000 to be issued upon the terms set forth in the Bond Indenture, under the provisions of which the Issuer’s interest in this Loan Agreement (other than Unassigned Rights) and the payments of principal, interest and other revenues hereunder are pledged and assigned to the Bond Trustee as security for the payment of the principal of, and interest on, the Series 2007A Bonds.

Section 2.2     Representations and Warranties by the Borrower. The Borrower makes the following representations and warranties as the basis for its covenants herein:

(a)        The Borrower is a limited liability company duly created and existing under the laws of the State of Delaware, is in good standing and duly authorized to conduct its business in the State, is duly authorized and has full power under the laws of the State and all other applicable provisions of law and its organizational documents to create, issue, enter into, execute and deliver the, the Bond Purchase Agreement, the Tax Exemption Agreement, this Loan Agreement, the Bond Collateral Documents to which it is a party and all action on its part necessary for the valid execution and delivery of, this Loan Agreement, the Tax Exemption Agreement, the Bond Purchase Agreement and the Bond Collateral Documents to which it is a party have been duly and effectively taken.

(b)        The execution and delivery of this Loan Agreement, the Tax Exemption Agreement, the Bond Purchase Agreement, the Bond Collateral Documents to which it is a party, the consummation of the transactions contemplated herein and therein, and the fulfillment of the terms and conditions hereof and thereof do not and will not conflict with or result in a breach of any of the terms or conditions of any partnership restriction or of any agreement or instrument to which the Borrower or any Affiliate is now a party, and do not and will not constitute a default under any of the foregoing, or result in the creation or imposition of any Lien of any nature upon any of the Property of the Borrower, including Property which the Borrower subsequently acquires, except for Permitted Liens; the Borrower has a good and marketable title to its Property, and will have good and marketable title to the Expansions, including the Project, in each case free and clear of all Liens whatsoever except Permitted Liens; the easements, rights-of-way, Liens, encumbrances, covenants, conditions, restrictions, exceptions, minor defects, irregularities of title and encroachments on adjoining real estate, if any, now existing with respect to the real property do not and will not materially adversely affect the value of the Facilities, materially impair the same, or materially impair or materially interfere with the operation and usefulness thereof for the purpose for which it was acquired or are held by the Borrower; the Facilities are located upon the real property described in the Subordinate Mortgage; to the best of the Borrower’s knowledge, the Facilities do not and will not violate any applicable zoning land use, environmental or similar law or restriction; and the recitals of fact and statements contained in this Loan Agreement with respect to the Borrower are true.

(c)        The Borrower has all necessary licenses and permits to occupy and operate the Facilities other than the Expansions, including the Project.

(d)        Except as specifically described in the Official Statement, no litigation, proceedings or investigations are pending or, to the knowledge of the Borrower, threatened against the Borrower, except (i) litigation, proceedings or investigations involving claims for which the probable ultimate recoveries and the estimated costs and expenses of defense, in the opinion of counsel to the Borrower, will be entirely within the applicable insurance policy limits (subject to applicable deductibles) or self insurance reserves and (ii) litigation in which, in the opinion of counsel to the Borrower, an adverse determination would not have a material adverse effect on the operations or condition, financial or otherwise, of the Borrower. In addition, no litigation, proceedings or investigations are pending or, to the knowledge of the Borrower, threatened against the Borrower seeking to restrain, enjoin or in any way limit the approval and delivery of the Official Statement, the issuance, delivery or validity of the Series 2007A Bonds, or the execution, delivery or validity of the Bond Indenture, this Loan Agreement, the Tax Exemption Agreement, the Bond Purchase Agreement, the Series 2007A Bonds, the Bond Collateral Documents, or which would in any manner challenge or adversely affect the existence or powers of the Borrower to enter into and carry out the transactions described in or contemplated by or the execution, delivery, validity or performance by the Borrower of the terms and provisions of the Series 2007A Bonds, the Tax Exemption Agreement, the Bond Purchase Agreement, this Loan Agreement or the Bond Collateral Documents.

(e)        The Borrower is a limited partnership organized and existing under the laws of the State of Delaware.

(f)         The financial information with respect to the Borrower and any Affiliate included in the Preliminary Official Statement, dated August 20, 2007, as supplemented by an addendum dated October 1, 2007, and the Official Statement dated October 9, 2007 (the “Official Statement”), both relating to the Series 2007A Bonds is correct, and there has been no material adverse change in the condition, financial or otherwise, of the Borrower from that set forth in the Official Statement, except as expressly disclosed in the Official Statement.

(g)        The Borrower has not heretofore engaged in, and the consummation of the transactions herein provided for and compliance by the Borrower with the provisions of this Loan Agreement, the Bond Indenture, the Series 2007A Bonds, the Tax Exemption Agreement and the Bond Collateral Documents will not involve, any prohibited transaction within the meaning of Section 4975 of the Code.

(h)        The information set forth in this Loan Agreement, the Tax Exemption Agreement and any other written statement (including the Official Statement) furnished by the Borrower to the Issuer does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading. The Borrower has no knowledge of any fact not disclosed to the Issuer in writing or in the Official Statement which materially adversely affects or, so far as the Borrower can now foresee, will materially adversely affect the financial condition of the Borrower, its ability to own and operate its Property or its ability to make the payments under this Loan Agreement when and as the same become due and payable.

(i)         The representations, warranties and covenants contained in the Tax Exemption Agreement are true and correct as of such date.

ARTICLE III
PAYMENT OF SERIES 2007A BONDS;
APPLICATION OF PROCEEDS; COMPLETION OF PROJECT

Section 3.1     Loan and Application of the Proceeds of Series 2007A Bonds. The Issuer hereby lends all of the proceeds of the Series 2007A Bonds in connection with the original issuance and sale of the Series 2007A Bonds to the Borrower upon the terms and conditions set forth herein. The Borrower agrees that the proceeds of the Series 2007A Bonds being lent to the Borrower shall be deposited with the Bond Trustee and applied as provided in the Bond

Indenture. The Borrower shall have no right to use such proceeds other than pursuant to the terms of the Bond Indenture and may not use such proceeds as general funds.

Section 3.2     Payment of Series 2007A Bonds. The Borrower agrees that the principal of, premium, if any, and the interest on the Series 2007A Bonds shall be made payable in accordance with the provisions of the Bond Indenture and this Loan Agreement. The Borrower further agrees that this Loan Agreement and payments to be made hereunder and thereunder (excluding Unassigned Rights) shall be assigned and pledged to the Bond Trustee to secure the payment of the Series 2007A Bonds. In addition, the Borrower agrees that all amounts due under the Loan Agreement shall be secured by, and payable from the proceeds of enforcement of the Bond Collateral Documents. The foregoing notwithstanding, the Borrower agrees that the moneys and securities, if any, on deposit in the Rebate Fund are not part of the trust estate and are not available to make payments of principal and interest on the Series 2007A Bonds.

Section 3.3     Right of Bond Trustee to Enforce this Loan Agreement. The Borrower agrees that this Loan Agreement and all of the rights, interests, powers, privileges and benefits accruing to or vested in the Issuer under this Loan Agreement may be protected and enforced in conformity with the Bond Indenture and may be thereby assigned by the Issuer to the Bond Trustee (except Unassigned Rights) as security for the Series 2007A Bonds and may be exercised, protected and enforced for or on behalf of the Bondholders in conformity with the provisions of this Loan Agreement and the Bond Indenture.

Section 3.4     Investment of Funds; Arbitrage; Tax Exemption Agreement. The Borrower covenants and agrees that moneys on deposit in any funds under the Bond Indenture shall at all times be invested by the Bond Trustee pursuant to the Borrower’s direction and that the Borrower will take all actions necessary, including without limitation providing the Bond Trustee with all necessary directions, to assure that such moneys are continuously invested in accordance with the provisions of the Bond Indenture and the Tax Exemption Agreement. The Borrower further covenants and agrees that it will not take any action or fail to take any action, including without limitation any action with respect to the investment of the proceeds of any Series 2007A Bonds (regardless of the source or whether or not held under the Bond Indenture), with respect to any other moneys or securities deposited with the Bond Trustee pursuant to the Bond Indenture or with the Accounts Bank pursuant to the Accounts Agreement in the Bond Proceeds Sub-account, with respect to the payments derived from the Loan Agreement, or with respect to any actions or payments required under the Tax Exemption Agreement which may result in the Series 2007A Bonds constituting “arbitrage bonds” within the meaning of such term as used in Section 148 of the Code. The Borrower covenants that neither it nor any related person, as defined in Sections 144(a)(3) and 147(a) of the Code, shall, pursuant to an arrangement, formal or informal, purchase obligations of the Issuer in an amount related to the amount of the Series 2007A Bonds delivered in connection with the transaction contemplated hereby.

Section 3.5     Completion of Project. The Borrower agrees to complete the acquisition, construction and equipping of the Project substantially in accordance with the plans and specifications on file with the Borrower, and to undertake and complete the Project with due diligence. In the event moneys in the Project Fund or the Bond Proceeds Sub-account available for payment of the Costs of the Project are not sufficient to pay Costs of the Project in full, the

Borrower shall cause the Project to be completed and shall pay from other funds of the Borrower that portion of the Costs of the Project in excess of the moneys available therefor in the Project Fund and the Bond Proceeds Sub-account. The Issuer does not make any warranty, either express or implied, that the moneys which will be deposited into the Project Fund will be sufficient to pay all the Costs of the Project.

Section 3.6     Plans and Specifications. The plans and specifications for the Project are on file with the Borrower. The Borrower may revise the plans and specifications at any time and from time to time prior to the completion of the Project provided that no such change shall render inaccurate any of the representations of the Borrower contained in this Loan Agreement or in the Tax Exemption Agreement. No revision to the plans and specifications shall be made which would cause the Costs of the Project to exceed the amounts available in the Project Fund and the Bond Proceeds Sub-account, or otherwise available to the Borrower, to pay such Costs. No revisions to the plans and specifications for the Project will be made which would affect the nature or purpose of the Project or any component thereof, unless the Borrower shall have obtained an opinion of Bond Counsel that such revision will not impair the exclusion from federal income taxation of the interest on the Series 2007A Bonds.

Section 3.7     Records. The Borrower will maintain such records in connection with the acquisition, construction and equipping of the Project as are required to permit ready identification of the Project and the items of Project Costs.

Section 3.8     Operation of Project. So long as the Borrower owns the Project and the Series 2007A Bonds are outstanding, the Project will be operated as a project as contemplated by the Act and as Solid Waste Disposal Facilities as contemplated by Section 142(a)(6) of the Code. To the extent that such definitions are amended after the date of this Loan Agreement, the Borrower will use its reasonable best efforts to operate the Project in accordance with such amendments or changes if, or to the extent, required to maintain the validity or tax exempt status of the Series 2007A Bonds; provided, however, that the Borrower’s failure to operate the Project in such manner will not, in and of itself, constitute a default under this Agreement.

ARTICLE IV
PAYMENTS, FUND DEPOSITS,
PREPAYMENTS AND OTHER PAYMENTS

Section 4.1     Payment of Principal, Premium and Interest. The Borrower will duly and punctually pay all loan repayments and other amounts payable under this Loan Agreement at the dates and the places and in the manner provided in this Loan Agreement according to the true intent and meaning hereof. Notwithstanding any schedule of payments set forth herein, the Borrower agrees to make payments hereunder, and to be liable therefor, at the times and in the amounts (including principal and interest) equal to the amounts which are equal to the principal of, premium, if any, and interest due on the Series 2007A Bonds and the Borrower agrees to make payments equal to the amount due on the Series 2007A Bonds from time to time outstanding, whether as regularly scheduled interest or principal payments, at maturity, upon acceleration or otherwise; provided, however, that the Borrower may be entitled to certain credits on such payments as permitted under Section 4.3 hereof.

Section 4.2     Loan Repayments. The Borrower covenants and agrees to make the following loan repayments directly to the Bond Trustee for deposit into the appropriate Fund established by the Bond Indenture on the following dates:

(a)        Interest: On or before December 31, 2007 (or on the next preceding Business Day if such day is not a Business Day), an amount which, after taking into account the amount available for deposit in the Interest Fund representing capitalized interest to be transferred from the Project Fund to the Interest Fund as described in Section 403 of the Indenture, will be sufficient to pay the interest to become due on the Series 2007A Bonds on January 1, 2008, and on or before each Quarterly Payment Date thereafter (or on the next preceding Business Day if such Quarterly Payment Date is not a Business Day), after taking into account said available amount of capitalized interest, an amount which is not less than one-half (1/2) of the amount of interest to become due on the next succeeding Interest Payment Date of the Series 2007A Bonds; provided, however, that the Borrower may be entitled to certain credits on such payments as permitted under Section 4.3 hereof.

(b)        Principal: On or before each Quarterly Payment Date (or on the next preceding Business Day if such Quarterly Payment Date is not a Business Day) commencing March 31, 2015, an amount which is not less than one-fourth (1/4) of the amount of principal to become due on the next succeeding January 1 principal payment date of the Series 2007A Bonds (whether upon maturity or as a result of a Mandatory Sinking Fund Redemption); provided, however, that the Borrower may be entitled to certain credits on such payments as permitted under Section 4.3 hereof.

(c)        Commencing as of the first day of the month following any month in which (i) the balance in the Debt Service Reserve Fund is less than the Debt Service Reserve Requirement, (ii) a transfer is made from the Debt Service Reserve Fund to the Interest Fund and/or the Bond Sinking Fund to cure a deficiency therein, or (iii) a draw is made on a surety bond, insurance policy or letter of credit on deposit in the Debt Service Reserve Fund to cure a deficiency in the Interest Fund and/or the Bond Sinking Fund, the amount necessary to restore, in one monthly deposit, if such deficiency is a result of a valuation loss pursuant to Section 405 of the Bond Indenture, and otherwise in twelve equal monthly deposits, the Debt Service Reserve Requirement (or if a draw has been made on a surety bond, insurance policy or letter of credit on deposit in the Debt Service Reserve Fund, to reinstate the maximum limits of such surety bond, insurance policy or letter of credit within the time and in the manner required by the document providing for such surety bond, insurance policy or letter of credit).

Section 4.3     Credits on Loan Repayments. Notwithstanding any provision contained in this Loan Agreement or in the Bond Indenture to the contrary:

(a)        any moneys deposited with the Bond Trustee by the Borrower or on behalf of the Borrower by any Affiliate, for the payment of principal of, premium, if any, or interest on, the Series 2007A Bonds or for payment of other amounts due under this Loan Agreement, shall be credited against the obligation of the Borrower to make such payment under this Loan Agreement as the same becomes due; and

(b)        the principal amount of Series 2007A Bonds of any maturity delivered by the Borrower to the Bond Trustee, or purchased by the Bond Trustee upon direction of the Borrower and cancelled, shall be credited against the obligation of the Borrower to make a loan repayment (including installment payments corresponding to mandatory sinking fund payments on such Series 2007A Bonds) related to such maturity of Series 2007A Bonds so delivered or purchased to the extent directed by the Borrower; provided, however, that deposit or purchase of a Series 2007A Bond of one maturity may not be credited against a loan repayment which would be used, in the normal course, to retire a Series 2007A Bond of another maturity.

Section 4.4     Mandatory Prepayment Upon a Determination of Taxability. If a final action or decree constituting a Determination of Taxability occurs and the Bond Trustee receives notice thereof, the Bond Trustee shall request, and the Borrower shall pay all amounts due under this Loan Agreement, including without limitation all principal of and accrued interest on the Series 2007A Bonds to the date fixed by the Bond Trustee for redemption of all Series 2007A Bonds pursuant to a mandatory redemption for a Determination of Taxability pursuant to the Bond Indenture. The Bond Trustee shall give notice of redemption for the first redemption date for which notice can be given upon notice of the Determination of Taxability.

Section 4.5     Optional Prepayment. The Borrower shall be permitted at its option to prepay the amounts due under this Loan Agreement for the payment of principal of and redemption premium, if any, and interest on, the Series 2007A Bonds to the extent and in the manner permitted or required by the Bond Indenture for the optional prepayment of the Series 2007A Bonds. Such prepayments shall be made by paying to the Bond Trustee an amount sufficient to redeem (when redeemable) all or a part of the Series 2007A Bonds at the redemption prices specified therefor in the Bond Indenture. No other such prepayment shall be permitted except that other amounts required hereunder as additional payments may be prepaid.

Section 4.6     Notice of Prepayment. The Borrower shall give the Bond Trustee not less than 60 days prior written notice of any optional prepayment, which notice shall designate the date of prepayment and the amount thereof and direct the redemption of Series 2007A Bonds of the maturities and in the amounts to be prepaid. Such notice may be withdrawn by the Borrower at any time prior to delivery of the Written Request of the Borrower to the Bond Trustee described in Section 5.1 of the Bond Indenture.

Section 4.7     Extraordinary Optional Prepayment from Net Proceeds of Insurance or Condemnation. The Borrower shall have the right to prepay the loan repayments due hereunder from the Net Proceeds of insurance, condemnation or sale consummated under threat of condemnation by giving the Bond Trustee direction to apply such Net Proceeds. In such event the Bond Trustee shall apply such Net Proceeds promptly to prepay the loan repayments due hereunder and the Series 2007A Bonds, without premium, plus accrued and unpaid interest thereon to the date of prepayment. Prepayments under this Section shall be credited against the mandatory installment payments to be made hereunder corresponding to the related payments to be applied to the payment of the Series 2007A Bonds. Notwithstanding partial prepayment made pursuant to this Section, the Borrower is obligated to make the mandatory principal payments hereunder pursuant to Section 4.2(b) hereof to the extent any portion of the Series 2007A Bonds remains Outstanding.

Section 4.8        Mandatory Prepayment on the Completion Date. The Bond Trustee shall give notice to the Borrower of all amounts on deposit in the Project Fund and the Bond Proceeds Sub-account on the date of Substantial Completion not required for the payment of remaining Costs of the Project and the Borrower agrees to the mandatory use of such funds by the Bond Trustee to prepay in part the principal amount due under this Loan Agreement to redeem Series 2007A Bonds as required under the Bond Indenture upon payment of amounts, if any, in the Bond Proceeds Sub-account to the Bond Trustee..

Section 4.9        Effect of Partial Prepayment. Upon any partial prepayment hereunder relating to the debt service on the Series 2007A Bonds, each installment of interest which shall thereafter be payable hereunder shall be reduced, taking into account the interest rate or rates on the Series 2007A Bonds remaining outstanding after the redemption of Series 2007A Bonds from the proceeds of such partial prepayment and after the purchase and delivery and cancellation of Series 2007A Bonds described in Section 4.3(c) hereof, so that the interest remaining payable on hereunder shall be sufficient to pay the interest on such outstanding Series 2007A Bonds when due.

Section 4.10      Additional Payments. The Borrower agrees to pay directly all costs incurred by or on behalf of the Issuer, the Bond Trustee or the Borrower in connection with or incident to the issuance and sale of the Series 2007A Bonds which exceed the amount on deposit in the Expense Fund described in Section 3.2 of the Bond Indenture.

The Borrower also agrees to pay the following items to the following persons as additional payments under this Loan Agreement:

(1)        to the Bond Trustee when due, an amount equal to all fees and expenses of the Bond Trustee for services rendered under the Bond Indenture and all fees, expenses and charges of any Paying Agents, registrars, counsel, accountants, consultants or other persons incurred in the performance of services under the Bond Indenture on request of the Bond Trustee for which the Bond Trustee and such other persons are entitled to payment or reimbursement;

(2)        to the Issuer, upon demand, an amount equal to all expenses incurred by the Issuer in relation to the Series 2007A Bonds which are not otherwise required to be paid by the Borrower under the terms of this Loan Agreement; and

(3)        to the Issuer or the Bond Trustee, as the case may be, the amount of all advances of funds made by either of them under the provisions of this Loan Agreement or an amount equal to all advances of funds made by either of them under the Bond Indenture, with interest thereon at the Bond Trustee’s announced prime rate per annum from the date of each such advance.

Section 4.11      Borrower’s Obligations Unconditional. The Issuer and the Borrower agree that the Borrower shall bear all risk of damage to or destruction in whole or in part of the Facility, its other Property or any part thereof, including without limitation any loss, complete or partial, or interruption in the use, occupancy or operation of the Facilities or its other Property, or any manner or thing which for any reason interferes with, prevents or renders burdensome, the use or occupancy of the Facilities or its other Property or the compliance by the Borrower with any of the terms of this Loan Agreement. In furtherance of the foregoing, but without limiting any of the other provisions of this Loan Agreement, the Borrower agrees that its obligations to pay the principal of and interest hereunder and on the Series 2007A Bonds and to pay the other sums herein provided for and to perform and observe its other agreements contained herein shall be absolute and unconditional and that the Borrower shall not be entitled to any abatement or diminution thereof or to any termination of this Loan Agreement or the Series 2007A Bonds for any reason whatsoever.

ARTICLE V
COVENANTS OF THE BORROWER

Section 5.1            Affirmative Covenants. The Borrower agrees that at all times the Borrower will perform the following obligations set forth in this Section 5.1; provided, however, the failure to perform any obligation under the Section 5.1 during the time the Senior Credit Facilities are outstanding and in effect shall not constitute a default or Event of Default hereunder so long as the Senior Lenders have waived compliance with, or amended the terms of, the corresponding, if any, obligation under the Senior Credit Facilities.

(a)           Compliance with Laws. The Borrower shall comply in all material respects with all Laws (other than Environmental Laws) applicable to it or to its business or property.

(b)           Environmental Matters.

(i)            The Borrower shall (A) comply in all material respects with all Environmental Laws, (B) keep the Facilities free of any Lien imposed pursuant to any Environmental Law, (C) pay or cause to be paid when due and payable by the Borrower any and all costs required in connection with any Environmental Laws, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Facilities or on any real property owned or leased by the Borrower or on the Mortgaged Property, and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern, and (D) use its best efforts to ensure that no Environmental Affiliate takes any action or violates any Environmental Law that could reasonably be expected to result in an Environmental Claim.

(ii)           The Borrower shall not use or allow the Facilities to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.

(c)           Operations and Maintenance. The Borrower shall own, construct, operate and maintain (or cause to be operated and maintained) the Aberdeen Expansion, and shall own, operate and maintain (or cause to be operated and maintained) the Existing Facilities in all material respects in accordance with (i) the terms and provisions of the Transaction Documents, (ii) all applicable Governmental Approvals and Laws and (iii) Prudent Ethanol Operating Practice.

(d)           Construction and Completion of the Aberdeen Expansion; Maintenance of Properties.

(i)            The Borrower shall apply the proceeds of the Series 2007A Bonds as required by or specified in the Bond Indenture, Loan Agreement, Tax Exemption Agreement and any Written Request for disbursement of such proceeds and shall apply the proceeds of the Senior Credit Facilities to the purposes specified in the Senior Credit Facilities and in each Funding Notice and shall duly construct and complete, or cause the construction and completion of, the Aberdeen Expansion, and shall cause the Final Completion Date with respect thereto to occur, substantially in accordance with (A) the scope of work and other specifications set forth in the Design-Build Agreement (including any Change Orders permitted under the Senior Credit Facilities), (B) the Construction Budget, and (C) exercise of that degree of skill, diligence, prudence, foresight and care reasonably to be expected of skilled and experienced contractors in the ethanol industry in the United States of America, in order to accomplish the desired result consistent with reliability, safety, performance and expedition taking into account the provisions of the Facilities Documents and any relevant manufacturer’s or licensor’s recommendations or guidelines.

(ii)           The Borrower shall keep, or cause to be kept, in good working order and condition, ordinary wear and tear excepted, all of its properties and equipment related to the Facilities that are necessary or useful in the proper conduct of its business.

(iii)          Except as required in connection with the construction of the Aberdeen Expansion or the Huron Expansion, the Borrower shall not permit the Facilities or any material portion thereof to be removed, demolished or materially altered, unless such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under this Loan Agreement.

(iv)          The Borrower shall continue to engage in business of the same type as now conducted by it and do or cause to be done all things necessary to preserve and keep in full force and effect (A) its limited partnership existence and good standing in the State of Delaware and (B) its material patents, trademarks, trade names, copyrights, franchises and similar rights.

(v)           For the Aberdeen Expansion, the Borrower shall cause all applicable air emissions tests to be completed to the satisfaction of the Independent Engineer within the time periods specified for such tests in the air permit.

(e)           Payment of Obligations. The Borrower shall pay and discharge as the same shall become due and payable all of its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same (A) are subject to a Contest or (B) are immaterial Taxes in an aggregate amount not in excess of twenty-five thousand Dollars ($25,000) at any one time outstanding (taking into account any interest and penalties that could accrue or be applicable to such past-due Taxes), and provided that such Taxes are no more than forty-five (45) days past due, (ii) all of its obligations and liabilities under its Contractual Obligations, except as are subject to a Contest and (iii) all lawful claims that, if unpaid, would by law become a Lien upon its properties (other than Permitted Liens), unless the same are subject to a Contest.

(f)            Governmental Approvals. The Borrower shall maintain in full force and effect, in the name of the Borrower, all Necessary Aberdeen Expansion Approvals and obtain all Deferred Approvals prior to the time it is required to be obtained, but in any event no later than the date required to be obtained under applicable Law (other than any such failure to maintain or obtain that could not reasonably be expected to have a Material Adverse Effect on the Borrower).

(g)           Use of Proceeds and Cash Flow.

(i)            All proceeds of the Senior Credit Facilities shall be applied in accordance with the terms and conditions of the Senior Credit Facilities and the Funding Notice, if any, pursuant to which any amounts were funded.

(ii)           All proceeds of any equity contribution shall be applied to pay the costs of the Aberdeen Expansion.

(iii)          All proceeds of the Series 2007A Bonds shall be applied in accordance with the Bond Indenture, this Loan Agreement and the Tax Exemption Agreement.

(iv)          All Cash Flow, Insurance Proceeds and Condemnation Proceeds (as defined in the Senior Credit Agreement) shall be applied in accordance with the Accounts Agreement and, upon the termination of the Accounts Agreement, all insurance and condemnation proceeds shall be applied as set forth in the Loan Agreement and the Bond Indenture.

(h)           Insurance. So long as the Senior Credit Facilities are outstanding and in effect and at the Borrower’s expense, the Borrower shall at all times obtain and maintain, or cause to be obtained and maintained, the types and amounts of insurance listed and described on Schedule 7.01(h) of the Senior Credit Agreement, in accordance with the terms and provisions set forth therein, and shall obtain and maintain such other insurance as may be required pursuant to the terms of any Transaction Document. The Borrower shall cause each such insurance to be in place no less than ten (10) days prior to the date required, and each required insurance policy shall be renewed or replaced no less than thirty (30) days prior to the expiration thereof. From and after the date that the Senior Credit Facilities are no longer in effect, the Borrower shall continue to maintain the insurance required thereby as if the Senior Credit Facilities were still in effect; provided, however, the Borrower may change such insurance requirements as permitted by this Section. Not more frequently than annually, the Borrower may retain a nationally recognized insurance consultant familiar with the operation of ethanol plants and not objected to by the Bond Trustee to prepare a written report specifying the insurance, the policy limits and the deductibles or retained liability provision which such consultant believes that the Borrower shall maintain. The Borrower may then obtain and maintain such insurance as recommended by such consultant, provided that (i) the Borrower certify in writing to the Bond Trustee that it believes the recommended insurance, policy limits and deductibles cover all risks in amounts that a reasonably prudent operator of an ethanol plant generally, and the Facilities specifically, would obtain and maintain, (ii) the Borrower delivers the written report of the insurance consultant to the Bond Trustee, together with a reliance letter by the consultant to the Bond Trustee, and (iii) the Borrower retains such a consultant at least once in every three years to prepare an updated report and the Borrower follows the recommendations in such updated reports.

(i)            Books and Records; Inspections. The Borrower shall keep proper books of record and account in which complete, true and accurate entries in conformity with GAAP and all requirements of Law shall be made of all financial transactions and matters involving the assets and business of the Borrower, and shall maintain such books of record and account in material conformity with applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower. The Borrower shall keep books and records separate from the books and records of any other Person (including any Affiliates of the Borrower) that accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie or authorize all of its limited liability company actions. The Borrower shall permit officers and designated representatives, agents or consultants of the Bond Trustee to visit and inspect any of the properties of the Borrower (including the Facilities), to examine its limited partnership, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its members, managers, directors, officers and independent public accountants, all at the expense of the Borrower (provided that so long as no default or Event of Default has occurred and is continuing, such visits or inspections shall be at the expense of the Borrower only once per fiscal quarter) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that if a default or Event of Default has occurred and is continuing, the Bond Trustee (or any of their respective officers or designated representatives, agents or consultants) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(j)            Operating Budgets.

(i)            The Borrower shall, with respect to each of the Existing Facilities, not later than the Closing Date, and, with respect to the Aberdeen Expansion, not later than thirty (30) days before the Final Completion Date, adopt an operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses and Maintenance Capital Expenses for such plant for the period from such date to the conclusion of the then-current Fiscal Year and provide a copy of such operating plan and budget at such time to the Bond Trustee. No less than forty-five (45) days in advance of the beginning of each Fiscal Year thereafter, the Borrower shall similarly adopt an operating plan and a budget for the Facilities setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses and Maintenance Capital Expenses for the ensuing Fiscal Year and provide a copy of such operating plan and budget at such time to the Bond Trustee. (Each such operating plan and budget is herein called an “Operating Budget”.)  So long as the Senior Credit Facilities are outstanding and in effect, the Operating Budget shall be prepared in accordance with the requirements of the Senior Credit Agreement, with a copy delivered to the Bond Trustee, and no separate Operating Budget need be prepared hereunder. If the Borrower shall not have adopted an annual Operating Budget before the beginning of any Fiscal Year, the Operating Budget for the preceding Fiscal Year shall, until the adoption of an annual Operating Budget by the Borrower be deemed to be in force and effective as the annual Operating Budget for such upcoming Fiscal Year.

(ii)           Each Operating Budget delivered to the Bond Trustee shall be accompanied by a memorandum detailing all material assumptions used in the preparation of such operating budget, shall contain a line item for each operating budget category, shall specify for each month and for each such operating budget category the amount budgeted for such category for such month, and shall clearly distinguish Operation and Maintenance Expenses and Maintenance Capital Expenses.

(k)           Performance Tests.

(i)            All performance tests will be made in compliance with the requirements of the Senior Credit Agreement and the Borrower will deliver to the Bond Trustee copies of all notices, performance test reports and Independent Engineer reviews delivered to the Senior Lenders at the same time such notices, reports or reviews are delivered to the Senior Lenders.

(l)            Facilities Documents.

(i)            The Borrower shall maintain in full force and effect, preserve, protect and defend its material rights under, and take all actions necessary to prevent termination or cancellation (except by expiration in accordance with its terms) of, the SNDAs, and each Facilities Document. The Borrower shall exercise all material rights, discretion and remedies under each SNDA and each Facilities Document, if any, in accordance with its terms and in a manner consistent with (and subject to) the Borrower’s obligations under the Financing Documents.

(ii)           Promptly upon execution of any Facilities Document by the Borrower, the Borrower shall deliver to the Bond Trustee certified copies of such Facilities Document and, if reasonably requested by the Bond Trustee, any Ancillary Documents related thereto.

(iii)          If any of the SNDAs and the Facilities Documents provides that such document will expire prior to the Final Maturity Date, then, on or prior to the date that is forty-five (45) days (or such shorter period as shall be satisfactory to the Bond Trustee) prior to the expiration date of such document, the Borrower shall enter into an agreement replacing such document.

(m)          Preservation of Title; Acquisition of Additional Property.

(i)            The Borrower shall preserve and maintain (A) good, marketable and insurable fee interest in the Sites (except for the Leased Premises) and valid easement interest to its easement interest in the Sites, (B) good and valid leasehold interest in the Leased Premises and (C) good, legal and valid title to all of its other respective material properties and assets, in each case free and clear of all Liens other than Permitted Liens. If the Borrower at any time acquires any real property or leasehold or other interest in real property (including, to the extent reasonably requested by the Bond Trustee, with respect to any material easement or right-of-way not covered by the Subordinate Mortgages), the Borrower shall, promptly upon such acquisition, execute, deliver and record a supplement to the applicable Subordinate Mortgage, reasonably satisfactory in form and substance to the Bond Trustee, subjecting such real property or leasehold or other interest to the Lien and security interest created by such Subordinate Mortgage. If required by the Senior Lenders with respect to the Senior Credit Facilities or if reasonably requested by the Bond Trustee, the Borrower shall obtain an appropriate endorsement or supplement to any Title Insurance Policy insuring the Lien of the Bond Collateral

Documents in such additional property, subject only to Permitted Liens.

(ii)           If required by the Senior Lenders with respect to the Senior Credit Facilities or if reasonably requested by the Bond Trustee prior to the acquisition or lease of any such additional real property interests (other than easements that do not involve soil disturbance), the Borrower shall deliver to the Bond Trustee an Environmental Site Assessment Report(s) with respect to such real property, in each case along with a corresponding reliance letter from the consultant issuing such report(s) (to the extent such report(s) does not permit reliance thereon by the Bond Trustee). Each such Environmental Site Assessment Report(s) shall not identify any material liability associated with the condition of such real property.

(n)           Maintenance of Liens; Creation of Liens on Newly Acquired Property.

(i)            The Borrower shall take or cause to be taken all action necessary or desirable to maintain and preserve the Lien of the Bond Collateral Documents and the priority thereof.

(ii)           The Borrower shall take all actions required to cause each Additional Facilities Document to be or become subject to the Lien of the Bond Collateral Documents (whether by amendment to any agreement or otherwise) and shall deliver or cause to be delivered to the Bond Trustee all Ancillary Documents related thereto.

(o)           Certificate of Formation. The Borrower shall observe all of the separateness and other provisions and procedures of its Bond Collateral Documents.

(p)           Required LP Provisions. The Borrower shall comply at all times with the required limited partnership provisions set forth on Schedule 5.24(a) of the Senior Credit Agreement.

(q)           Further Assurances. Upon written request of the Bond Trustee, the Borrower shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(i)            that are necessary or advisable for compliance with Section 5.1(n)(i);

(ii)           for the purposes of ensuring the validity and legality of this Loan Agreement or any other Financing Document and the rights of the Bond Trustee hereunder or thereunder; and

(iii)          for the purposes of facilitating the proper exercise of rights and powers granted to the Bond Trustee under this Loan Agreement or any other Bond Document.

(r)            Priority Ranking. The payment obligations of the Borrower with respect to this Loan Agreement constitute direct general obligations of the Borrower, subject to the Intercreditor Agreement and Accounts Agreement.

(s)           Quarterly Calculations.

(i)            Not more than three (3) Business Days prior to each Quarterly Payment Date, the Borrower shall calculate the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio, and shall provide written evidence to the Bond Trustee of such calculations certified by a Financial Officer of the Borrower.

(t)            Financial Model.

(i)            No less than forty-five (45) days prior to the end of each Fiscal Year (commencing with the Fiscal Year ended September 30, 2008), the Borrower shall deliver to the Bond Trustee a proposed updated Financial Model, as required and described in the Senior Credit Agreement.

(ii)           If in any Fiscal Year (A) the actual Cash Flow for the completed Fiscal Quarters in such Fiscal Year (or, in the case of the Fiscal Year in which the Closing Date occurs, the period from the Closing Date to the end of the most recent completed Fiscal Quarter) (such period, the “Specified Period”) is ninety percent (90%) or less of the projections for such period set forth in the then-current Financial Model, or (B) Operation and Maintenance Expenses and Maintenance Capital Expenses for the Specified Period are, in the aggregate, ten percent (10%) or more above the projections for such period set forth in the then-current Financial Model, the Borrower shall, no less than thirty (30) days prior to the end of the immediately following Fiscal Quarter, deliver to the Bond Trustee a proposed updated Financial Model, as required and described in the Senior Credit Agreement; provided that if (x) the Historical Debt Service Coverage Ratio calculated as of the most recent Quarterly Payment Date exceeds 4.0x and (y) the Borrower delivers to the Bond Trustee a certificate certifying that the Prospective Debt Service Coverage Ratio calculated as of such most recent Quarterly Payment Date exceeds 4.0x notwithstanding the deviation from the Financial Model described in item (A) or (B) above, as applicable, the Borrower shall not be required to deliver an updated Financial Model pursuant to this Section.

Section 5.2            Negative Covenants. The Borrower agrees that the Borrower will perform the obligations set forth in this Section 5.2; provided, however, the failure to perform any obligation under this Section 5.2 during the time the Senior Credit Facilities are outstanding and in effect shall not constitute a default or Event of Default hereunder so long as the Senior Lenders have waived compliance with, or amended the terms of, the corresponding, if any, obligation under the Senior Credit Facilities.

(a)           Restrictions on Indebtedness of the Borrower. The Borrower will not create, incur, assume or suffer to exist any Indebtedness except:

(i)            the Obligations and the Refinancing (as defined in the Intercreditor Agreement), if any; provided the aggregate principal amount thereof shall not exceed $150,000,000;

(ii)           Indebtedness under the Bond Documents;

(iii)          Indebtedness under the Permitted Commodity Hedging Arrangements;

(iv)          accounts payable to trade creditors incurred in the ordinary course of business and not more than forty-five (45) days past due; and

(v)           obligations as lessee under operating leases or leases for the rental of any real or personal property which are required by GAAP to be capitalized where all such leases (other than railcar leases) under this Section 5.2(v) do not, in the aggregate, require the Borrower to make scheduled payments to the lessors in any Fiscal Year in excess of two hundred thousand Dollars ($200,000) in the aggregate;

(vi)          indebtedness for borrowed money up to $14,000,000 which may be secured by liens and/or security interests in any property of the Borrower, except for the funds and accounts established under the Bond Indenture, and consented to by the Senior Lenders if the Senior Credit Facilities are outstanding and in effect; provided, however, the amount of indebtedness incurred under this Section 5.2 (a) (vi) and Section 5.2. (a) (i) shall not exceed in the aggregate $150,000,000.

(b)           Liens. The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (including its Equity Interests), whether now owned or hereafter acquired, except:

(i)            Liens in favor, or for the benefit, of the Senior Lenders securing the Senior Credit Facilities and liens securing the Obligations and the Refinancing permitted pursuant to Section 5.2(a)(i) hereof;

(ii)           Liens created the Bond Collateral Documents;

(iii)          Liens for taxes, assessments and other governmental charges that are not yet due or the payment of which is the subject of a Contest;

(iv)          Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is the subject of a Contest;

(v)           any Liens reflected on the Title Insurance Policy or any Title Continuation;

(vi)          Liens arising by reason of judgments that are subject to a Contest; and

(vii)         Liens in respect of personal property under which the liability of the Borrower does not exceed two hundred thousand dollars ($200,000) in the aggregate;

(viii)        Liens securing up to $14,000,000 of indebtedness for borrowed money permitted pursuant to Section 5.2 (a) (vi) hereof.

(c)           Permitted Investments. Except for the investment of amounts on deposit with the Bond Trustee under the Bond Indenture which are governed by the Bond Indenture, the Borrower shall not make any investments, loans or advances (whether by purchase of stocks, bonds, notes or other securities, loans, extensions of credit, advances or otherwise) except for investments in Cash Equivalents.

(d)           Change in Business. The Borrower shall not (i) enter into or engage in any business other than the ownership, operation, maintenance, development, start-up, testing, use and financing of the Aberdeen Expansion and the Huron Expansion, the ownership, operation, maintenance, use and financing of the Existing Facilities and all activities reasonably related thereto or (ii) change in any material respect the scope of the Facilities from that which is contemplated as of the date hereof.

(e)           Equity Issuances. The Borrower shall not issue any Equity Interests unless such Equity Interests are immediately pledged to the Bond Trustee (for the benefit of the Bondholders) on a perfected basis pursuant to the Subordinate Equity Pledge Agreement or, if necessary, a supplement thereto or a pledge and security agreement in substantially the form of the Subordinate Equity Pledge Agreement on a second lien priority to the liens securing the Senior Credit Facilities.

(f)            Asset Dispositions. The Borrower shall not sell, lease, assign, transfer or otherwise dispose of assets, including the Facilities, of the Borrower (other than Products), whether now owned or hereafter acquired, except:

(i)            disposal of assets that are promptly replaced in accordance with the then current Operating Budgets;

(ii)           to the extent that such assets are uneconomical, obsolete or no longer useful or no longer usable in connection with the operation or maintenance of the Facilities; and

(iii)          disposal of assets with a fair market value, or at a disposal price, of less than one million dollars ($1,000,000) in the aggregate during any Fiscal Year; provided, that such disposal does not, and would not reasonably be expected to, adversely affect the construction, operation or maintenance of the Facilities.

(g)           Consolidation, Merger. The Borrower will not (i) directly or indirectly liquidate, wind up, terminate, reorganize or dissolve itself (or suffer any liquidation, winding up, termination, reorganization or dissolution) or otherwise wind up; or (ii) acquire (in one transaction or a series of related transactions) all or any substantial part of the assets, property or business of, or any assets that constitute a division or operating unit of, the business of any Person or otherwise merge or consolidate with or into any other Person.

(h)           Transactions with Affiliates. The Borrower shall not enter into or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates or any other Person that owns, directly or indirectly, any Equity Interest in the Borrower unless such arrangement or contract (i) is fair and reasonable to the Borrower and (ii) is an arrangement or contract that is on an arm’s-length basis and contains terms no less favorable than those that would be entered into by a prudent Person in the position of the Borrower with a Person that is not one of its Affiliates.

(i)            Accounts.

(i)            So long as the Senior Credit Facilities are outstanding, the Borrower shall not maintain, establish or use any deposit account, securities account (as each is defined in the UCC) or other banking account other than in compliance with the Senior Credit Agreement.

(ii)           Upon the termination of the Senior Credit Facilities, the Borrower shall give the Bond Trustee written notice of each deposit account, securities account (as each term is defined in the UCC) or other banking account it maintains, establishes or uses and shall deliver to the Bond Trustee a control agreement (meeting the requirements of the UCC) to perfect the security interest of the Bond Trustee therein.

(j)            Subsidiaries. The Borrower shall not create or acquire any Subsidiary or enter into any partnership or joint venture.

(k)           ERISA. The Borrower will not engage in any prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code with respect to any Plan or any other employee benefit plan subject to ERISA that could reasonably result in a material liability to the Borrower. The Borrower will not incur any obligation or liability in respect of any Plan,

Multiemployer Plan or employee welfare benefit plan providing post-retirement welfare benefits (other than a plan providing continue coverage under Part 6 of Title I of ERISA or similar state law).

(l)            Taxes. The Borrower shall not make any election to be treated as an association taxable as a corporation for federal, state or local tax purposes.

(m)          Facilities Documents. The Borrower shall not enter into, or consent to, any amendment, notification, supplement, waiver, consent or assignments of any of its rights in respect of the SNDAS and the Facilities Documents except in compliance with the terms of the Senior Credit Agreement. The Borrower will not enter into or approve any Change Orders or Additional Aberdeen Facilities except in compliance with the terms of the Senior Credit Agreement.

(n)           Suspension or Abandonment. The Borrower shall not (i) permit or suffer to exist an Event of Abandonment or (ii) order or consent to any suspension of work under any Facilities Document unless such action is approved by the Senior Lenders.

(o)           Use of Proceeds; Margin Regulations. The Borrower shall not use any proceeds of the Series 2007A Bonds other than in accordance with the provisions of this Loan Agreement, the Bond Indenture or the Tax Exemption Agreement. The Borrower shall not use any part of the proceeds of the Series 2007A Bonds to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not use the proceeds of the Series 2007A Bonds in a manner that could violate or be inconsistent with the provisions of Regulations T, U or X.

(p)           Environmental Matters. The Borrower shall not permit (i) any underground storage tanks to be located on any property owned or leased by the Borrower, (ii) any asbestos to be contained in or form part of any building, building component, structure or office space owned or leased by the Borrower, (iii) any polychlorinated biphenyls (PCBs) to be used or stored at any property owned or leased by the Borrower or (iv) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property owned or leased by the Borrower, other than Materials of Environmental Concern necessary for the operation of the Facilities and used in accordance with all Laws and Prudent Ethanol Operating Practice.

(q)           Restricted Payments. Except as otherwise permitted under Section 2.06(e) of the Senior Credit Agreement, the Borrower shall not make any Restricted Payments unless each of the conditions set forth below has been satisfied:

(i)            the Conversion Date shall have occurred;

(ii)           such Restricted Payment is made on, or within thirty (30) days following, a Quarterly Payment Date (provided, so long as the Senior Credit Facilities are outstanding and in effect, that such Restricted Payment is made only from funds on deposit in or standing to the credit of the Revenue Account or the Prepayment

Holding Account (as both are defined in the Accounts Agreement), as the case may be, on such Quarterly Payment Date);

(iii)          no default or Event of Default under the Senior Credit Agreement or this Loan Agreement has occurred and is continuing or would occur as a result of such Restricted Payment;

(iv)          each of the Debt Service Reserve Account and the Working Capital Reserve Account under the Accounts Agreement and after the Senior Credit Facilities are no longer outstanding the working capital reserve account and the capital expense account required by this Loan Agreement is fully funded to any applicable required level;

(v)           each of the Historical Debt Service Coverage Ratio and the Prospective Debt Service Coverage Ratio, calculated as of such Quarterly Payment Date with respect to Debt Service on the Senior Credit Agreement so long as they are outstanding and thereafter Debt Service on the Loan Agreement, are greater than or equal to 1.5:1.0; and

(vi)          the Bond Trustee has received a certificate, duly executed by an Authorized Officer of the Borrower, confirming that each of the conditions set forth in clauses (i) through (v) of this Section 5.2(q) have been satisfied on and as of the date such Restricted Payment is requested to be made, and setting forth a detailed calculation of each of the Historical Debt Service Coverage Ratio and Prospective Debt Service Coverage Ratio with respect to Debt Service on the Senior Credit Agreement so long as they are outstanding and thereafter Debt Service on the Loan Agreement,;

Provided that notwithstanding the foregoing, Restricted Payments shall be permitted to the extent set forth in priority twelfth of Section 6.01(b) of the Accounts Agreement.

(r)            Construction Budget. The Borrower shall construct the Aberdeen Expansion in compliance with the construction budget requirements of the Senior Credit Agreement with only such change orders and reallocations of line items as permitted therein or otherwise consented to by the Senior Lenders.

(s)           Commodity Hedging Arrangements. The Borrower shall not enter into any Commodity Hedging Arrangements that:

(i)            are not in accordance with the Commodity Risk Management Plans; or

(ii)           are for speculative purposes.

(t)            Accounting Changes. The Borrower shall not make any change in (i) its accounting policies or reporting practices or (ii) its Fiscal Year without the prior written consent of the Senior Lenders so long as the Senior Credit Facilities are outstanding and in effect and without prior written notice to the Bond Trustee.

(u)           Huron Expansion Contracts. The Borrower will not enter into or be a party to any agreement or contract relating to the Huron Expansion except as permitted by the Senior Credit Agreement.

Section 5.3            Reporting Requirements. The Borrower will furnish to the Bond Trustee the following:

(a)           Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, balance sheets and statements of income and cash flows of the Borrower for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, prepared in accordance with GAAP.

(b)           Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Borrower including therein balance sheets as of the end of such Fiscal Year and statements of income and cash flows of the Borrower for such Fiscal Year, and accompanied by an unqualified opinion of the auditors selected by the Borrower stating that such financial statements present fairly in all material respects the financial position of the Borrower for the periods indicated in conformity with GAAP applied on a basis consistent with prior periods, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(c)           Certificate of Financial Officer. Concurrently with the delivery of the financial statements referred to in Section 5.3(a) and (b), a certificate executed by a Financial Officer of the Borrower stating that:

(i)            such financial statements fairly present in all material respects the financial condition and results of operations of such Person on the dates and for the periods indicated in accordance with GAAP subject, in the case of interim financial statements, to the absence of notes and normally recurring year-end adjustments;

(ii)           such Financial Officer has reviewed the terms of the Bond Collateral Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of such Person during the accounting period covered by such financial statements; and

(iii)          as a result of such review such Financial Officer has concluded that no Default or Event of Default under either the Senior Credit Agreement or the Bond Documents has occurred during the period covered by such financial statements through and including the date of such certificate or, if any such Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action that the Borrower has taken and proposes to take in respect thereof.

(d)           Auditor’s Letters. Promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the Borrower (or the audit or finance committee of the Borrower) by the auditors selected by the Borrower in connection with the accounts or books of the Borrower, or any audit of the Borrower.

(e)           Notice of Default or Event of Default. As soon as possible and in any event within five (5) days after the Borrower obtains or should have obtained knowledge of any default or Event of Default under this Loan Agreement, a statement of an Authorized Officer of the Borrower setting forth details of such default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto.

(f)            Notice of Other Events. Within five (5) days after the Borrower obtains knowledge thereof, a statement of an Authorized Officer of the Borrower setting forth details of:

(i)            any litigation or governmental proceeding pending or threatened in writing against the Borrower, the Aberdeen Expansion or the Parent Company;

(ii)           any litigation or governmental proceeding pending or threatened in writing against any Facilities Party that has or could reasonably be expected to have a Material Adverse Effect;

(iii)          any other event, act or condition that has or could reasonably be expected to have a Material Adverse Effect;

(iv)          notification of any event of force majeure or similar event under a Facilities Document; or

(v)           notification of any other change in circumstances that could reasonably be expected to result in an increase of more than five hundred thousand Dollars ($500,000) in the cost of the Aberdeen Expansion.

(g)           Facilities Document or Additional Facilities Document Notice. Promptly after delivery or receipt thereof, copies of all material notices or documents given or received by the Borrower, pursuant to any of the SNDAs, the Facilities Documents and any Additional Facilities Document including:

(i)            any Change Orders or any written notices or communications related thereto;

(ii)           any written notice alleging any breach or default thereunder; and

(iii)          any written notice regarding, or request for consent to, any assignment, termination, modification, waiver or variation thereof.

(h)           Design-Build Agreement Notice. Within two (2) days following receipt thereof, the Borrower shall deliver to the Bond Trustee any monthly or other periodic report provided to the Borrower under any Design-Build Agreement.

(i)            ERISA Event. As soon as possible and in any event within five (5) days after the Borrower knows, or has reason to know, that any of the events described below has occurred, a duly executed certificate of an Authorized Officer of the Borrower setting forth the details of each such event and the action that the Borrower proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC, Internal Revenue Service or Department of Labor or that may be required by the PBGC or other U.S. Governmental Authority with respect to each such event:

(i)            any Termination Event with respect to any Plan or a Multiemployer Plan has occurred or will occur that could reasonably be expected to result in any liability to the Borrower;

(ii)           any condition exists with respect to a Plan that presents a material risk of termination of a Plan (other than a standard termination under Section 4041(b) of ERISA) or imposition of an excise tax or other material liability on the Borrower;

(iii)          an application has been filed for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA under any Plan;

(iv)          with respect to any Plan or any other employee benefit plan subject to ERISA, the Borrower or any Plan fiduciary has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA that could reasonably be expected to result in a material liability to the Borrower;

(v)           there exists any Unfunded Benefit Liabilities under any Plan;

(vi)          any condition exists with respect to a Multiemployer Plan that presents a risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) from a Multiemployer Plan that could reasonably be expected to result in any liability to the Borrower;

(vii)         a “default” (as defined in Section 4219(c)(5) of ERISA) occurs with respect to payments to a Multiemployer Plan and such default could reasonably be expected to result in any liability to the Borrower;

(viii)        a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA);

(ix)           the Borrower and/or any ERISA Affiliate has incurred any potential withdrawal liability (as defined in accordance with Title IV of ERISA); or

(x)            there is an action brought against the Borrower or any ERISA Affiliate under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA with respect to any Plan or any other employee benefit plan subject to ERISA.

(j)            Notice of PBGC Demand Letter. As soon as possible and in any event within five (5) days after the receipt by the Borrower of a demand letter from the PBGC notifying the Borrower of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a duly executed certificate an Authorized Officer of the Borrower setting forth the action the Borrower proposes to take with respect thereto.

(k)           Notice of Environmental Event. Promptly and in any event within five (5) days after the existence of any of the following conditions, a duly executed certificate of an Authorized Officer of the Borrower specifying in detail the nature of such condition and, if applicable, the Borrower’s proposed response thereto:

(i)            receipt by the Borrower of any written communication from a Governmental Authority or any written communication from any other Person (other than a privileged communication from legal counsel to the Borrower) or other source of written information, including reports prepared by the Borrower, that alleges or indicates that the Borrower or an Environmental Affiliate is not in compliance in all material respects with applicable Environmental Laws or Environmental Approvals and such alleged noncompliance could reasonably be expected to form the basis of an Environmental Claim against the Borrower;

(ii)           the Borrower obtains knowledge that there exists any Environmental Claim pending or threatened in writing against the Borrower or an Environmental Affiliate;

(iii)          the Borrower obtains knowledge of any release, threatened release, emission, discharge or disposal of any Material of Environmental Concern or obtains knowledge of any material non-compliance with any Environmental Law that, in either case, could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any Environmental Affiliate; or

(iv)          any Removal, Remedial or Response action taken, or required to be taken, by the Borrower or any other person in response to any Material of Environmental Concern in, at, on or under, a part of or about the Borrower’s properties or any other property or any notice, claim or other information that the Borrower might be subject to an Environmental Claim.

(l)            Materials of Environmental Concern. The Borrower will maintain and make available for inspection by the Bond Trustee, on reasonable notice during regular business hours, accurate and complete records of all non-privileged correspondence, investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by the Borrower or, to the best of the Borrower’s knowledge and to the extent obtained by the Borrower, by any Governmental Authority or other Person in respect of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim on or affecting the Facilities.

(m)          Deferred Approvals. Promptly after receipt thereof, copies of each Deferred Approval obtained by the Borrower, together with applicable documents, if any, relating thereto, certified as true, complete and correct by an Authorized Officer of the Borrower.

(n)           Operating Statements. Within forty-five (45) days after the end of each Fiscal Quarter and concurrently with the delivery of the annual financial statements referred to in Section 5.3(b), the Borrower shall furnish to the Bond Trustee an Operating Statement regarding the operation and performance of the Facilities for each monthly, quarterly and, in the case of the last quarterly Operating Statement for each year, annual period substantially in the form of required by the Senior Credit Agreement. Such Operating Statements shall contain (i) line items corresponding to each Operating Budget Category of the then current Operating Budget showing in reasonable detail by Operating Budget Category all actual expenses related to the operation and maintenance of the Facilities compared to the budgeted expenses for each such Operating Budget Category for such period, (ii) information showing the amount of ethanol and other Products produced by the Facilities during such period and (iii) information showing (A) the amount of ethanol sold by the Borrower from the Facilities to pursuant to the Ethanol Marketing Agreement, (B) the amount of Distillers Grains sold by the Borrower from the Facilities pursuant to the Co-Product Marketing Agreement, and (C) the amount, if any, of other sales of ethanol and/or Distillers Grains sold by the Borrower from the Facilities, together with an explanation of any such sale and identification of the purchaser, and (D) the amount, if any, of other Products sold by the Borrower from the Facilities, together with an explanation of any such sale and identification of the purchaser. The Operating Statements shall be certified as complete and correct by an Authorized Officer of the Borrower, who also shall certify that, the expenses reflected therein for the year to date and for each month or quarter therein did not exceed the provision for such period contained in the Operating Budget then in effect by more than ten percent (10%) or, if any of such certifications cannot be given, stating in reasonable detail the necessary qualifications to such certifications.

(o)           Other Information. The Borrower shall furnish the Bond Trustee with such other information reasonably requested by the Bond Trustee.

Section 5.4     Maintenance of Existence and Status. The Borrower agrees that it will at all times maintain its existence as a Delaware limited partnership and that it will neither take any action nor suffer any action to be taken by others which will alter, change or destroy its status as a Delaware limited partnership.

The Borrower further agrees that it will not act or fail to act in any other manner which would adversely affect the exclusion from federal income tax of the interest earned by the owners of the Series 2007A Bonds.

The Borrower also covenants to cause any order, writ or warrant of attachment, garnishment, execution, replevin or similar process filed against any part of the funds or accounts held by the Bond Trustee under the Bond Indenture to be discharged, vacated, bonded or stayed within 90 days after such filing (which 90-day period shall be extended for so long as the Borrower is contesting such process in good faith), but, notwithstanding the foregoing, in any event not later than five days prior to any proposed execution or enforcement with respect to such filing or any transfer of moneys or investments pursuant to such filing.

Section 5.5     Consent to Assignment of Loan Agreement to the Bond Trustee. The Borrower agrees that this Loan Agreement (excluding Unassigned Rights) and payments to be made hereunder shall be assigned and pledged to secure the payment of the Series 2007A Bonds and all of the rights, interests, powers, privileges and benefits accruing to or vested in the Issuer thereunder may be protected and enforced in conformity with the Bond Indenture and may be assigned by the Issuer to the Bond Trustee as additional security for the Series 2007A Bonds, other than Unassigned Rights.

Section 5.6     Transfer of Project Assets. The provisions of the Bond Indenture notwithstanding, the Borrower covenants and agrees it will not sell, lease or otherwise dispose of (including without limitation any involuntary disposition) in excess of 2% in the aggregate of the Project financed or refinanced with the proceeds of the Series 2007A Bonds unless (a) prior to such sale, lease or other disposition there is delivered to the Bond Trustee an Officer’s Certificate of the Borrower stating that, in the judgment of the signer, such Property has become inadequate, obsolete or worn out and that any amounts received by the Borrower upon such disposition shall be applied by the Borrower to acquire additional Property constituting a “project” under the Act; or (b) prior to such sale, lease or disposition, the Borrower delivers to the Bond Trustee a written opinion of nationally recognized municipal bond counsel to the effect that any such disposition will not adversely affect the validity of the Series 2007A Bonds or any exemption of the interest on the Series 2007A Bonds from federal income taxation to which such Series 2007A Bonds would otherwise be entitled. The Borrower hereby agrees to apply the proceeds of any disposition by it of Property of the type described in subsection (a) above as provided in such subsection and agrees that any Property acquired with such proceeds shall be deemed to be Property financed or refinanced with the proceeds of the Series 2007A Bonds for the purposes of applying the provisions of this Loan Agreement and the Tax Exemption Agreement.

Section 5.7     Indemnity. The Borrower will, and hereby does, pay, protect, indemnify and save the Issuer and the Bond Trustee and its officers, directors, employees and agents harmless from and against any and all liabilities, losses, damages, costs and expenses (including attorneys’ fees and expenses of the Issuer and the Bond Trustee), causes of action, suits, claims, demands and judgments of whatsoever kind and nature (including those arising or resulting from any injury to or death of any person or damage to property or from any present or future statute, law, ordinance, rule or regulation related to the protection of the environment or hazardous substances) arising from or in any manner directly or indirectly growing out of or connected with the following:

(1)           the use, non-use, condition or occupancy of any of the Borrower’s Property, any repairs, construction, alterations, renovation, relocation, remodeling and equipping thereof or thereto or the condition of any of the Borrower’s Property including adjoining sidewalks, streets or alleys and any equipment or facilities at any time located on its Property or used in connection therewith which are not the result of the negligence of the Issuer or the Bond Trustee;

(2)           violation of any agreement, warranty, covenant or condition of this Loan Agreement, except by the Issuer or the Bond Trustee;

(3)           violation of any contract, agreement or restriction by the Borrower relating to its Property;

(4)           violation of any law, ordinance, regulation or court order affecting any of the Borrower’s Property or the ownership, occupancy or use thereof;

(5)           any statement or information concerning the Borrower, any of its or their officers and members or its or their Property, contained in any official statement furnished to the purchasers of the Series 2007A Bonds, that is untrue or incorrect in any material respect, and any omission from such official statement of any statement or information which should be contained therein for the purpose for which the same is to be used or which is necessary to make the statements therein concerning the Borrower, any of its or their officers and members and its or their Property not misleading in any material respect, provided that such official statement has been approved by the Borrower and that the indemnified person did not have knowledge of the omission or misstatement and did not use such official statement with reckless disregard of or gross negligence in regard to the accuracy or completeness of such official statement; and

(6)           Any liability, loss, cost or expense suffered by the Bond Trustee arising out of or relating to the duties as trustee for the Series 2007A Bonds, except to the extent resulting from the gross negligence or willful misconduct of the Bond Trustee.

Such indemnity shall extend to each person, if any, who “controls” the Issuer or the Bond Trustee, as the case may be, as that term is defined in Section 15 of the Securities Act of 1933, as amended.

In the event of the settlement of any litigation commenced or threatened, such indemnity shall be limited to the aggregate amount paid under a settlement effected with the written consent of the Borrower.

The Issuer and the Bond Trustee shall promptly notify the Borrower and the Borrower in writing of any claim or action brought against the Issuer, the Bond Trustee or its officers,

directors, employees or agents or any controlling person, as the case may be, in respect of which indemnity may be sought against the Borrower, setting forth the particulars of such claim or action, and the Borrower will assume the defense thereof, including the employment of counsel satisfactory to the Issuer, the Bond Trustee, or its officers, directors, employees or agents, or such controlling person, as the case may be, and the payment of all expenses. The Issuer, the Bond Trustee or its officers, directors, employees or agents, or any such controlling person, as the case may be, may employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall not be payable by the Borrower unless such employment has been specially authorized in writing by the Borrower, which authorization shall not be unreasonably withheld. The foregoing notwithstanding, if the Issuer or the Bond Trustee or its officers, directors, employees or agent, is advised by Independent Counsel that there may be legal defenses available to it which are different from or in addition to those available to the Borrower, the Borrower shall not be entitled to assume the defense of the proceeding on behalf of the indemnified party, but the Borrower shall be responsible for the reasonable fees, costs and expenses of conducting such defense.

All amounts payable to or with respect to the Issuer under this Section 5.10 shall be deemed to be fees and expenses of the Issuer for the purposes of the provisions hereof and of the Bond Indenture dealing with the assignment of the Issuer’s rights hereunder.

Section 5.8     Notice Regarding Bankruptcy Petitions, Event of Default or Potential Default. The Borrower agrees to notify the Bond Trustee in writing prior to any filing by it of a petition in bankruptcy and to notify the Bond Trustee immediately by telephone and in writing as soon as reasonably practicable when it obtains knowledge that a petition in bankruptcy has been filed against the Borrower or of an event of default or potential default under this Loan Agreement or of any other development, financial or otherwise, which might materially adversely affect the ability of the Borrower to perform its obligations has occurred.

Section 5.9     Continuing Disclosure. The Borrower hereby covenants and agrees that it will comply with and carry out all of the provisions of its Continuing Disclosure Agreement (the “Continuing Disclosure Agreement”) to be executed and delivered on the date of issuance and delivery of the Series 2007A Bonds. Notwithstanding any other provision of this Loan Agreement, failure of the Borrower to comply with the Continuing Disclosure Agreement shall not be considered an event of default hereunder; however, any Bondholder may take such actions as may be necessary and appropriate, including seeking specific performance by court order, to cause the Borrower to comply with its obligations under this Section.

Section 5.10   Huron Expansion. The Borrower agrees that, unless it has deposited an amount sufficient to pay interest due on the Bonds from June l, 2008 through March 31, 2009, with the Bond Trustee on or before June 1, 2008 for deposit to the Project Fund to be used to pay interest on the Bonds during such period, the Borrower will not proceed with the Huron Expansion, will not borrow any amounts for the payment of expenses for the Huron Expansion pursuant to the Senior Credit Facilities and will cause the Conversion Date (as defined in the Senior Credit Agreement) to occur no later than June l, 2008.

Section 5.11   Maintenance Capital Expense Account; Working Capital Reserve Account. The Borrower agrees to maintain a Maintenance Capital Expense reserve account in a banking institution selected by the Borrower in such amounts that on the last Business Day of each month the amount or deposit therein equals the amount of Maintenance Capital Expense reasonably expected to become due and payable during the next succeeding calendar month. Amounts in such account may be used for Maintenance Capital Expenses and debt service payable under the Loan Agreement. In addition, the Borrower agrees to maintain a working capital reserve account in a banking institution selected by the Borrower so that the amount on deposit therein, less the amount available to the Borrower pursuant to any working capital credit facility, equals at least $8,000,000; provided, however, such amounts may be used by the Borrower provided that for at least ten (10) days each calendar year the amount available to the Borrower for working capital purposes is at least $8,000,000. So long as the Accounts Agreement is in effect, the Borrower is not required to maintain such accounts or reserves other than pursuant to the Accounts Agreement.

ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES THEREFOR

Section 6.1     Events of Default. The occurrence and continuance of any of the following events shall constitute an “event of default” hereunder:

(a)           failure of the Borrower to pay any installment of interest, premium, if any, or principal on the Series 2007A Bonds or any other payment required by Section 4.1, 4.2, or 4.10 hereof when the same shall become due and payable, whether at maturity, upon any date fixed for prepayment or by acceleration or otherwise, and the continuance of such failure for five days; or

(b)           failure of the Borrower to comply with or perform any of the covenants, conditions, or provisions hereof or of the Tax Exemption Agreement and to remedy such default within 30 days after written notice thereof from the Issuer to the Borrower; provided, however, that if such default cannot with due diligence and dispatch be wholly cured within 30 days but can be wholly cured, the failure of the Borrower to remedy such default within such 30-day period shall not constitute a default hereunder if the Borrower shall immediately upon receipt of such notice commence with due diligence and dispatch the curing of such default and, having so commenced the curing of such default, shall thereafter prosecute and complete the same with due diligence and dispatch; or

(c)           failure of the Borrower to comply with or perform its covenant under Section 5.1 hereof to cause the discharge, vacation, bonding or stay of any order, writ or warrant of attachment, garnishment, execution, replevin or similar process filed against any part of the funds or accounts held by the Bond Trustee under the Bond Indenture; or

(d)           if any representation or warranty made by the Borrower herein or in any statement or certificate furnished to the Issuer or the Bond Trustee in connection with the sale of the Series 2007A Bonds or furnished by the Borrower pursuant hereto proves untrue in any material respect as of the date of the issuance or making thereof and shall not be made good within 30 days after written notice thereof to the Borrower by the Issuer; or

(e)           any event of default shall occur under the Senior Debt which would permit the acceleration of any obligation; or

(f)            if the Borrower admits insolvency or bankruptcy or its inability to pay its debts as they mature, or is generally not paying its debts as such debts become due, or makes an assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, custodian or receiver for the Borrower, or for the major part of its Property; or

(g)           if a trustee, custodian or receiver is appointed for the Borrower or for the major part of its Property and is not discharged within 30 days after such appointment; or

(h)           if bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, proceedings under Title 11 of the United States Code, as amended, or other proceedings for relief under any bankruptcy law or similar law for the relief of debtors are instituted by or against the Borrower (other than bankruptcy proceedings instituted by the Borrower against third parties), and if instituted against the Borrower are allowed against the Borrower or are consented to or are not dismissed, stayed or otherwise nullified within 30 days after such institution; or

(i)            if payment of any installment of interest or principal, or any premium, on any Series 2007A Bond shall not be made when the same shall become due and payable under the provisions of the Bond Indenture.

Upon the occurrence and during the continuance of any event of default hereunder, the Bond Trustee shall have the following rights and remedies, in addition to any other remedies herein or by law provided:

(1)           Acceleration of Maturity. Waiver of Event of Default and Rescission of Acceleration. The Bond Trustee may, by written notice to the Borrower all amounts hereunder to be immediately due and payable anything in this Loan Agreement contained to the contrary notwithstanding.

(2)           Right to Bring Suit, Etc. The Bond Trustee may, with or without entry, personally or by attorney, in its discretion, proceed to protect and enforce its rights by pursuing any available remedy including a suit or suits in equity or at law, whether for damages or for the specific performance of any obligation, covenant or agreement contained in this Loan Agreement or in aid of the execution of any power herein granted, or for the enforcement of any other appropriate legal or equitable remedy, as the Bond Trustee shall deem most effectual to collect the payments then due and thereafter to become due hereunder, to enforce performance and observance of any obligation, agreement or covenant of the Borrower hereunder or to protect and enforce any of the Issuer’s rights or duties hereunder.

Section 6.2     Application of Proceeds of Remedies. The proceeds or avails resulting from the exercise of any such remedies, together with any other sums which then may be held under this Loan Agreement, whether under the provisions of this Article or otherwise, and which are available for such application shall be applied as follows:

FIRST:  To the payment of the costs and expenses of the exercise of such remedies, including reasonable compensation to the Issuer and the Bond Trustee, their agents, attorneys and counsel, and the expenses of any judicial proceedings wherein the same may be made, and of all expenses, liabilities and advances made or incurred by the Issuer as permitted by this Loan Agreement, together with interest at the announced prime rate per annum of the Bond Trustee on all advances made by the Issuer, and to the payment of all taxes, assessments or claims prior to the claim of this Loan Agreement, except any taxes, assessments, liens or other charges, subject to which Property may have been sold.

SECOND:  To the payment of the whole amount then due, owing and unpaid hereunder for principal, interest and premium, if any, and in case such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid hereunder, then ratably according to the aggregate of such principal and the accrued and unpaid interest and premium, if any, without preference or priority as between principal, interest or premium.

THIRD:  To the payment of any amounts then due and payable under the Tax Exemption Agreement.

FOURTH:  To the payment of any other sums required to be paid by the Borrower pursuant to any provisions of this Loan Agreement or of the Series 2007A Obligation pledged under the Bond Indenture.

FIFTH:  To the payment of the surplus, if any, to the Borrower, its successors or assigns, upon the Written Request of the Borrower or to whomsoever may be lawfully entitled to receive the same upon its written request, or as any court of competent jurisdiction may direct.

Section 6.3     Remedies Cumulative. No remedy herein conferred upon or reserved to the Issuer or the Bond Trustee is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

Section 6.4     Delay or Omission Not a Waiver. No delay or omission of the Issuer or the Bond Trustee to exercise any right or power accruing upon any event of default shall impair any such right or power, or shall be construed to be a waiver of any such event of default or an acquiescence therein; and every power and remedy given by this Loan Agreement to the Issuer or the Bond Trustee may be exercised from time to time and as often as may be deemed expedient by the Issuer or the Bond Trustee.

Section 6.5     Waiver of Extension, Valuation and Appraisement Laws. To the extent permitted by law, the Borrower will not during the continuance of any event of default hereunder insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance of this Loan Agreement; nor claim, take or insist upon any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisement of the Property, or any part thereof, prior to any sale or sales thereof which may be made pursuant to any provision herein contained, or pursuant to the decree, judgment or order of any court of competent jurisdiction;  nor after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted by the United States of America or by any state or territory, or otherwise, to redeem the Property so sold or any part thereof; and the Borrower hereby expressly waives all benefits or advantage of any such law or laws and covenants not to hinder, delay or impede the execution of any power herein granted or delegated to the Issuer, but to suffer and permit the execution of every power as though no such law or laws had been made or enacted.

Section 6.6     Remedies Subject to Provisions of Law. All rights, remedies and powers provided by this Article may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the law of the State and all the provisions of this Article are intended to be subject to all applicable mandatory provisions of the law of the State which may be controlling and to be limited to the extent necessary so that they will not render this Loan Agreement invalid or unenforceable under the provisions of any applicable law.

ARTICLE VII
SUPPLEMENTS AND AMENDMENTS TO THIS LOAN AGREEMENT

Section 7.1     Supplements and Amendments to this Loan Agreement. The Borrower, with the consent of the Issuer and the Bond Trustee, may from time to time enter into such supplements and amendments to this Loan Agreement as to them may seem necessary or desirable to effectuate the purposes or intent hereof; provided, however, that no such amendment shall be effective if not adopted in accordance with the terms of the Bond Indenture.

ARTICLE VIII
DEFEASANCE

Section 8.1     Defeasance. If the Borrower shall pay and discharge or provide, in the manner set forth in the Bond Indenture, for the payment and discharge of the whole amount of the principal of, premium, if any, and interest on the Series 2007A Bonds, shall pay or cause to be paid all sums payable hereunder and under the Bond Indenture, or shall make arrangements satisfactory to the Bond Trustee for such payment and discharge, including, the payment of such amounts incurred prior to such discharge, and shall obtain the written consent of the Issuer to such discharge, then and in that case all property, rights and interest hereby conveyed or assigned or pledged shall revert to the Borrower, and the estate, right, title and interest of the Issuer therein shall thereupon cease, terminate and become void; and this Loan Agreement and the covenants of the Borrower contained herein shall be discharged and the Issuer in such case on demand of the Borrower and at its cost and expense, shall execute and deliver to the Borrower a proper instrument or proper instruments acknowledging the satisfaction and termination of this Loan Agreement, and shall convey, assign and transfer or cause to be conveyed, assigned or transferred, and shall deliver or cause to be delivered, to the Borrower, all Property, including money, then held by the Issuer other than moneys deposited with the Bond Trustee for the payment of the principal of or interest on the Series 2007A Bonds.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1     Payment of Expenses of Issuance of Series 2007A Bonds. The Borrower agrees to pay for any recording expenses, Bond Trustee’s fees, escrow and title insurance costs, legal fees, bond insurance premiums and fees, printing expenses and other fees and fair and customary expenses incurred or to be incurred by or on behalf of the Issuer in connection with or as an incident to the issuance and sale of the Series 2007A Bonds.

Section 9.2     Loan Agreement for Benefit of Parties Hereto. Nothing in this Loan Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any person other than the parties hereto, any right, remedy or claim under or by reason of this Loan Agreement or any covenant, condition or stipulation hereof; and the covenants, stipulations and agreements in this Loan Agreement contained are and shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns.

Section 9.3     Severability. In case any one or more of the provisions contained in this Loan Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

Section 9.4     Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when mailed by registered or certified mail, sent by reputable registered overnight mail or delivery service, or send by personal delivery or confirmed facsimile delivery, with proper address as indicated below. The Issuer, the Borrower, and the Bond Trustee may, by written notice given by each to the others, designate any address or addresses to which notices, certificates or other communications to them shall be sent when required as contemplated by this Loan Agreement. Until otherwise provided by the respective parties, all notices, certificates and communications to each of them shall be addressed as follows:

To the Issuer:	To the Borrower:

Brown County, South Dakota	Heartland Grain Fuels, L.P.
25 Market Street, Suite 2	10201 Wayzata Blvd., Suite 250
Aberdeen, South Dakota 57401	Minneapolis, Minnesota 55305
Attention: County Auditor	Attention: General Partner

To the Bond Trustee:

Wells Fargo Bank, National Association
MAC N9311-115
625 Marquette Avenue , 11th floor
Minneapolis, Minnesota 55479
Attention: Corporate Trust

Section 9.5     Successors and Assigns. Whenever in this Loan Agreement any of the parties hereto is named or referred to, the successors and assigns of such party shall be deemed to be included and all the covenants, promises and agreements in this Loan Agreement contained by or on behalf of the Borrower, or by or on behalf of the Issuer, shall bind and inure to the benefit of the respective successors and assigns whether so expressed or not.

Section 9.6     Counterparts. This Loan Agreement is being executed in any number of counterparts, each of which is an original and all of which are identical. Each counterpart of this Loan Agreement is to be deemed an original hereof and all counterparts collectively are to be deemed but one instrument.

Section 9.7     Governing Law. It is the intention of the parties hereto that this Loan Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State.

Section 9.8     Immunity of Officers, Employees and Members of the Issuer and the Borrower. No recourse shall be had for the payment of the principal of or premium or interest on any of the Obligations pledged under the Bond Indenture or for any claim based thereon or upon any representation, obligation, covenant or agreement in this Loan Agreement contained against any past, present or future officer, member, employee, director of agent of the Issuer, the Borrower or the Bond Trustee, respectively, any successor public or private corporation under any rule of law or equity, statute or constitution or by the enforcement of any assessment or penalty or otherwise, and all such liability of any such officers, members, employees, directors or agents as such is hereby expressly waived and released as a condition of and consideration for the execution of this Loan Agreement.

Section 9.9     Intercreditor Agreement. Notwithstanding anything herein to the contrary, any right to payment hereunder, the lien or security interest granted to the Bond Trustee under the Bond Indenture, as trustee, in this Loan Agreement, the exercise of any right hereunder and each provision hereof are subject to the express provisions of the Intercreditor Agreement. In the event of a conflict between the terms of the Intercreditor Agreement and this Loan Agreement, the terms of the Intercreditor Agreement shall govern and control.

IN WITNESS WHEREOF, the Borrower and the Issuer have caused this Loan Agreement to be executed in their respective names and the Issuer has caused its corporate seal to be hereunto affixed and attested by its duly authorized officer, all as of the date first above written.

Heartland Grain Fuels, L.P.
A Delaware limited partnership

By: Dakota Fuels, Inc.
Its: General Partner

/s/ Revis L. Stephenson III
By: Revis L. Stephenson III
Its: Chairman of the Board

BROWN COUNTY, SOUTH DAKOTA

	By	/s/ Mike Wiese
Chairman
(SEAL)
Attest:

/s/ Maxine Taylor

Its: County Auditor